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Exhibit 17







                                                           November 26, 2003


Mr. Andrew B. Mazzone Chairman of the Board of Directors Humana Trans Services Holding Corp. 7466 New Ridge Road
Suite 7
Hanover, Maryland  21076

Dear Andy;

         Please be advised that I hereby resign as a member of the Board of Directors of Humana Trans Services Holding Corp., effective December 1, 2003

         My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.



                                                 Sincerely,

                                                 /s/ James W. Zimbler
                                                 ----------------------
                                                 James W. Zimbler